As filed with the Securities and Exchange Commission on December 2, 2011
Registration No. 333-122582

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NALCO HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	41-3176328
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

370 Wabasha Street North St. Paul, Minnesota 55102	55102
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan
(Full Title of Plan)

James J. Seifert
Director
Nalco Holding Company
370 Wabasha Street North
St. Paul, Minnesota 55102
(Name and Address of Agent for Service)

(651) 293-2981
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-122582) (the “Registration Statement”) of Nalco Holding Company, a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission on February 7, 2005.  The Registration Statement registered 7,500,000 shares of the Company’s common stock, par value $0.01 per share, for issuance under the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

On December 1, 2011 pursuant to the Agreement and Plan of Merger, dated as of July 19, 2011, by and among Ecolab Inc., a Delaware corporation (“Ecolab”), Sustainability Partners Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Ecolab (“Merger Sub”), and the Company, the Company merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Ecolab (the “Merger”).  Upon consummation of the Merger, Merger Sub changed its name to “Nalco Holding Company” (“Nalco”).

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  Nalco is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Registration Statement as of the effective time of the Merger, in accordance with the undertakings made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on December 2, 2011.

NALCO HOLDING COMPANY

By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman
Title: Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below as of December 2, 2011.

Signature	Title

/s/ J. ERIK FYRWALD	President and Chief Executive Officer
J. Erik Fyrwald	(Principal Executive Officer)

/s/ KATHRYN A. MIKELLS	Executive Vice President and Chief Financial Officer
Kathryn A. Mikells	(Principal Financial Officer)

/s/ SCOTT J. HINKLE	Controller
Scott J. Hinkle	(Principal Accounting Officer)

/s/ DOUGLAS M. BAKER, JR.	Director
Douglas M. Baker, Jr.

/s/ STEVEN L. FRITZE	Director
Steven L. Fritze

/s/ JAMES J. SEIFERT	Director
James J. Seifert